Exhibit 4.9

SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of October 13, 2023, between Birkenstock Holding plc, a Jersey public limited company with company number 148522 (the “Issuer”), and BK LC Lux MidCo S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (“MidCo” and together with any other shareholders of the Issuer who become party hereto in accordance with this Agreement, the “Shareholders”).

WHEREAS, in connection with the consummation by the Issuer of an IPO (as defined herein), the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to their ownership of Equity Securities (as defined herein) after consummation of the IPO.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

Article I

DEFINITIONS AND USAGE
Section 1.1
Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning given to it in Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act; provided, however, that no Shareholder shall be deemed to beneficially own any securities of the Issuer held by any other Shareholder solely by virtue of the provisions of this Agreement (other than this definition which shall be deemed to be read for this purpose without the proviso hereto). The terms “beneficially own” and “beneficial owner” shall have correlative meanings.

“Board of Directors” means the board of directors of the Issuer.

“Change of Control” means the occurrence of any of the following events:

(a) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Issuer to any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than to L Catterton or any of its Affiliates (collectively, the “Permitted Holders”);

(b) any person or group, other than one or more of the Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting shares or interests, as applicable, of the Issuer (or any entity which controls the Issuer or which is a successor to all or substantially all of the assets of the Issuer), including by way of merger, recapitalization, reorganization, redemption, issuance of share capital, consolidation, tender or exchange offer or otherwise; or

(c) a merger of the Issuer with or into another Person (other than one of more of the Permitted Holders) in which the voting shareholders of the Issuer immediately prior to such merger cease to hold at least 50% of the voting shares of the Issuer (or the surviving corporation or ultimate parent) immediately following such merger;

provided that, in each case under clause (a), (b) or (c), no Change of Control shall occur unless the Permitted Holders in such transaction cease to have the ability, without the approval of any Person who is not a Permitted Holder, to elect more members of the Board of Directors or other governing body of the Issuer (or the resulting entity) than any other shareholder or group of affiliated shareholders, and in no event shall a Change of Control be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Issuer or any of its Subsidiaries, or (ii) contributing assets or equity to entities controlled by the Issuer (or owned by the Issuer in substantially the same proportions as their ownership of the Issuer).

“Claim” has the meaning set forth in Section 4.1.

“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Persons” has the meaning set forth in Section 4.1.

“Equity Security” has the meaning ascribed to such term in Rule 405 under the Securities Act, and in any event, includes any security having the attendant right to vote for directors or similar representatives and any general or limited partner interest in any Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, in each case together with the rules and regulations promulgated thereunder.

“External Recipients” has the meaning set forth in Section 6.2.

“Fund Indemnitors” has the meaning set forth in Section 4.6.

“Internal Recipients” has the meaning set forth in Section 6.2.

“IPO” means the first underwritten Public Offering.

“Issuer” has the meaning set forth in the preamble.

“Issuer Confidential Information” has the meaning set forth in Section 6.2.

“Jersey Law” means the Companies (Jersey) Law 1991, as amended.

“L Catterton” means L Catterton Management Limited, an English private limited company.

“Memorandum and Articles of Association” means the memorandum and articles of association of the Issuer, as it may be amended, restated or otherwise modified from time to time.

“MidCo” has the meaning set forth in the preamble.

“Minimum Condition” means that MidCo, together with its Permitted Transferees, maintains, directly or indirectly, beneficial ownership of at least 50% of the issued and outstanding Equity Securities, as adjusted for any share split, share dividend, reverse share split, recapitalization, business combination, reclassification or similar event, in each case with such adjustment being determined in good faith by the Board of Directors.

“Percentage Interest” means, with respect to any Shareholder and as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the number of Equity Securities held or beneficially owned by such Shareholder as of such date and the denominator of which is the aggregate number of Equity Securities issued and outstanding as of such date.

“Permitted Holders” has the meaning set forth in the definition of “Change of Control.”

“Permitted Recipients” has the meaning set forth in Section 6.2.

“Permitted Transferee” means with respect to any Shareholder, any Affiliate of such Shareholder, or any fund or account managed or advised (or sub-managed or sub-advised) by any Shareholder or any Affiliate of a Shareholder. For the avoidance of doubt, L Catterton and its Affiliates and any fund or account managed or advised (or sub-managed or sub-advised) by L Catterton of any of its Affiliates shall be a Permitted Transferee.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Public Offering” means any public offering and sale of equity securities of the Issuer or any successor to the Issuer for cash pursuant to an effective registration statement (other than on Form F-4, S-4, S-8 or a comparable form) under the Securities Act.

“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Shareholders” has the meaning set forth in the preamble.

“Shareholder Affiliated Person” has the meaning set forth in Section 6.2.

“Shareholder Designee” has the meaning set forth in Section 3.1(a).

“Shareholder Majority” means Shareholders having beneficial ownership of a majority of the Equity Securities beneficially owned by the Shareholders.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law. The terms “Transferred” and “Transferring” have correlative meanings.

“Voting Securities” means the Equity Securities and any other securities of the Issuer or any Subsidiary of the Issuer which would entitle the holders thereof to vote with the holders of Equity Securities in the election of directors of the Issuer.

Section 1.2
Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:
(a)
the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;
(b)
defined terms include the plural as well as the singular and vice versa;
(c)
words importing gender include all genders;
(d)
a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made thereunder;
(e)
any reference to a “day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;
(f)
references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits of and to, this Agreement;
(g)
the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and
(h)
unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

Article II

TRANSFER
Section 2.1
Transfers and Joinders. If a Shareholder effects any Transfer of Equity Securities to a Permitted Transferee, such Permitted Transferee may, if not a Shareholder, execute a joinder to this Agreement, substantially in the form attached as Exhibit A hereto, in which such Permitted Transferee agrees to be a “Shareholder” for all purposes of this Agreement and which provides that such Permitted Transferee shall be bound by and shall fully comply with the terms of this Agreement.
Section 2.2
Binding Effect on Transferees. Subject to execution of a joinder to this Agreement, such Permitted Transferee shall become a Shareholder hereunder.
Section 2.3
Memorandum and Articles of Association Provisions. The parties hereto shall use their respective reasonable efforts (including voting or causing to be voted all of the Voting Securities held of record by such party or beneficially owned by such party by virtue of having voting power over such Voting Securities) so as to prevent any amendment to the Issuer’s Memorandum and Articles of Association as in effect as of the date hereof that would (a) add restrictions to the transferability of the Voting Securities by any Shareholder or its Permitted Transferees at the time of such an amendment, which restrictions are beyond those then provided for in the Memorandum and Articles of Association, this Agreement or applicable securities laws or (b) nullify any of the rights of any Shareholder or its Permitted Transferees at the time of such amendment, which rights are explicitly provided for in this Agreement, unless, in each such case, such amendment shall have been approved by such Shareholder.
Section 2.4
Unlawful Fetter. The Issuer shall not be bound by any provision of this Agreement to the extent that it constitutes an unlawful fetter on any statutory power of the Company. This shall not affect the validity of the relevant provisions as between the other parties to this Agreement.
Article III

BOARD REPRESENTATION
Section 3.1
Nominees.
(a)
The Issuer and each Shareholder shall take all reasonable actions within their respective control (including voting or causing to be voted all of the Voting Securities held of record by such Shareholder or beneficially owned by such Shareholder by virtue of having voting power over such Voting Securities, and, with respect to the Issuer, as provided in Section 3.1(b), Section 3.1(c) and Section 3.1(d)) so as to cause to be elected to the Board of Directors, and to cause to continue in office, at any given time, a number of individuals designated by a Shareholder Majority (each, a “Shareholder Designee”) equal to:
(i)
for so long as the Minimum Condition is satisfied, such number of individuals constituting a majority of the Board of Directors; and

(ii)
for so long as the Minimum Condition is not satisfied but the Percentage Interest of the Shareholders and their Permitted Transferees is at least five percent (5%), the Percentage Interest of the Shareholders multiplied by the total number of directors comprising the Board of Directors and rounded up to the nearest whole number.
(b)
The Issuer agrees to (i) include in the slate of nominees recommended by the Board of Directors the Shareholder Designees and to use its reasonable best efforts to cause the election of each such Shareholder Designee to the Board of Directors, including nominating each such Shareholder Designee to be elected as a director, recommending such Shareholder Designee’s election and soliciting proxies or consents in favor thereof, in each case subject to applicable law, and (ii) use its reasonable best efforts to cause each class of the Board of Directors to include, to the extent practicable, at least one Shareholder Designee. In the event that the Shareholder Majority has nominated fewer than the total number of designees that the Shareholder Majority shall be entitled to nominate pursuant to Section 3.1(a), the Shareholder Majority shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Shareholder Majority shall take all necessary corporate action, to the fullest extent permitted by applicable law (including Jersey Law), to (x) enable the Shareholder Majority to nominate and effect the election or appointment of such additional individual(s) and (y) to designate such additional individual(s) nominated by the Shareholder Majority to fill such newly created vacancies or to fill any other existing vacancies.
(c)
A Shareholder Designee may only be removed from the Board of Directors in accordance with the Memorandum and Articles of Association.
(d)
In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any director who was a Shareholder Designee (notwithstanding any reduction in the number or percentage of Ordinary Shares that the Shareholder Majority then beneficially owns), the Issuer agrees to take at any time and from time to time all actions necessary to cause the vacancy created thereby to be filled as promptly as practicable by a new Shareholder Designee. No reduction in the number or percentage of Ordinary Shares that the Shareholder Majority beneficially owns shall shorten the term of any incumbent director on the Board of Directors who is a Shareholder Designee. Subject to the applicable provisions of the Memorandum and Articles of Association of the Issuer, the Shareholder Majority shall have the sole and exclusive right to (i) direct the other Shareholders to vote all their Equity Securities immediately for the removal of the Shareholder Majority’s Shareholder Designees and (ii) designate a Shareholder Designee (serving in the same class as the predecessor) to fill vacancies on the Board.
(e)
The Issuer and its Subsidiaries shall reimburse the directors that are Shareholder Designees for all reasonable out-of-pocket expenses incurred in connection with the performance of their duties as a director and in connection with their attendance at meetings of the Board of Directors or the board of directors of any of the Issuer’s Subsidiaries, and any committees thereof, including, without limitation, travel, lodging and meal expenses. If the Issuer adopts a policy that directors own a minimum amount of equity in the Issuer, Shareholder Designees shall not be subject to such policy.
(f)
The Issuer shall, for so long as any Shareholder Designee serves as a member of the Board of Directors, maintain directors’ and officers’ liability insurance on terms and in an amount reasonable and customary and that provides coverage with respect to each such director; provided that upon such Shareholder Designee ceasing to serve on the Board of Directors for any reason, the Issuer shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from the time at which such Shareholder Designee ceases to serve on the Board of Directors in respect of any act or omission occurring at or prior to such time as the Shareholder Designee ceases to serve. The Issuer shall enter into an indemnification agreement with each Shareholder Designee serving as a Director substantially in the form attached as Exhibit B hereto.
Section 3.2
Committees. For so long as this Agreement is in effect, the Issuer shall take all reasonable actions to cause to be appointed to any committee of the Board of Directors a number of Shareholder Designees that is up to the number of directors that is proportionate (rounding up to the next whole director) to the number of Shareholder Designees that the Shareholders are entitled to designate to the Board of Directors under this Agreement, to the extent such directors are permitted to serve on such committees under the applicable rules of the SEC and any applicable stock exchange. It is understood by the parties hereto that the Shareholders shall not have any obligation to appoint any Shareholder Designee to any committee of the Board of Directors and any failure to exercise such right in this section in a prior period shall not constitute any waiver of such right in a subsequent period.
Article IV

INDEMNIFICATION
Section 4.1
Right to Indemnification. The Issuer shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, each Shareholder, its Affiliates and its direct and indirect partners (including partners of partners and shareholders and members of partners), members, shareholders, managers, directors, officers, employees and agents and each Person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (the “Covered Persons”) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) sustained or suffered by any such Covered Person based upon, relating to, arising out of, or by reason of any third party or governmental claims relating to such Covered Person’s status as a shareholder or controlling person of the Issuer (including any and all losses, claims, damages or liabilities under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any Equity Securities of the Issuer or to any fiduciary obligation owed with respect thereto), including in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Covered Person as a shareholder or controlling person, including claims alleging so-called control person liability or securities law liability (any such claim, a “Claim”). Notwithstanding the preceding sentence, except as otherwise provided in Section 4.3, the Issuer shall be required to indemnify a Covered Person in connection with a Claim (or part thereof) commenced by such Covered Person only if the commencement of such Claim (or part thereof) by the Covered Person was authorized by the Board of Directors.
Section 4.2
Prepayment of Expenses. To the extent not prohibited by applicable law, the Issuer shall pay the expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any Claim in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of such Claim shall be made only upon receipt of an undertaking by such Covered Person to repay all amounts advanced if it should be ultimately determined that such Covered Person is not entitled to be indemnified under this ARTICLE IV or otherwise.
Section 4.3
Claims. If a claim for indemnification or advancement of expenses under this ARTICLE IV is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Issuer, such Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Issuer shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
Section 4.4
Nonexclusivity of Rights. The rights conferred on any Covered Person by this ARTICLE IV shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of the Memorandum and Articles of Association or any agreement, vote of shareholders or disinterested directors or otherwise.
Section 4.5
Other Sources. Subject to Section 4.6, the Issuer’s obligation, if any, to indemnify or to advance expenses to any Covered Person shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from any other Person.
Section 4.6
Indemnitor of First Resort. The Issuer hereby acknowledges that the Covered Persons may have certain rights to advancement and/or indemnification by certain Affiliates of L Catterton (collectively, the “Fund Indemnitors”). In all events, (i) the Issuer hereby agrees that it is the indemnitor of first resort (i.e., its obligation to a Covered Person to provide advancement and/or indemnification to such Covered Person are primary and any obligation of the Fund Indemnitors (including any Affiliate thereof other than the Issuer) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter or similar organizational documents), or any obligation of any insurer of the Fund Indemnitors to provide insurance coverage, for the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Covered Person are secondary and (ii) if any Fund Indemnitor (or any Affiliate thereof, other than the Issuer) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Covered Person, then (x) such Fund

Indemnitor (or such Affiliate, as the case may be) shall be fully subrogated to all rights of such Covered Person with respect to such payment and (y) the Issuer shall fully indemnify, reimburse and hold harmless such Fund Indemnitor (or such other Affiliate, as the case may be) for all such payments actually made by such Fund Indemnitor (or such other Affiliate, as the case may be).
Article V

TERMINATION
Section 5.1
Term. The terms of this Agreement shall terminate, and be of no further force and effect:
(a)
upon the mutual consent of all of the Shareholders party hereto;
(b)
with respect to each Shareholder, if such Shareholder has Transferred all (but not less than all) of its Equity Securities;
(c)
upon the winding-up, dissolution or liquidation of the Issuer; or
(d)
upon the consummation of a Change of Control.
Section 5.2
Survival. If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no further force and effect, except for: (i) the provisions set forth in this Section 5.2, Article IV, Section 7.4, Section 7.5 and Section 7.8 and (ii) the rights of the Shareholders with respect to the breach of any provision hereof by the Issuer, which shall, in each case of clauses (i) and (ii), survive the termination of this Agreement.
Article VI

ADDITIONAL AGREEMENTS OF THE PARTIES
Section 6.1
Obligation to Update Shareholders. The Issuer shall keep each Shareholder Designee serving as a director informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Issuer), criminal or regulatory investigation or action involving the Issuer or any of its Subsidiaries, and shall reasonably cooperate with the Shareholders, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to the Shareholders or their Affiliates that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).
Section 6.2
Information Sharing. Notwithstanding anything to the contrary contained in this Agreement, the Issuer hereby acknowledges and agrees that each of the Shareholders and their respective Affiliates, the Shareholder Designees or any officer of the Issuer that is an Affiliate of a Shareholder (each, a “Shareholder Affiliated Person”) may, to the fullest extent permitted by applicable law, use for their own benefit and disclose to their respective Affiliates, directors, officers, representatives, agents and employees and professional advisers (the “Internal Recipients”) and, in the case of MidCo or any of its Affiliates, to (a) the investors, limited partners or members of MidCo or such Affiliates (and, to the extent required for such limited partners’ or members’ internal reporting obligations, Affiliates of such limited partners or members), (b) persons who have expressed a bona fide interest in becoming investors, limited partners or members of MidCo or any of its Affiliates, (c) potential transferees of MidCo’s or any of its Affiliates’ equity securities in the Issuer, (d) potential participants in future transactions involving MidCo, any of its Affiliates or their related investment funds (potentially involving the Issuer or otherwise) and (e) such other persons as MidCo shall deem reasonably necessary in connection with the conduct of its or its Affiliates’ investment and business activities (the “External Recipients” and together with the Internal Recipients, the “Permitted Recipients”), any and all non-public information with respect to the Issuer or its Affiliates or Subsidiaries (including any Person in which the Issuer holds, or contemplates acquiring, an investment) (“Issuer Confidential Information”) that is in the possession of such Shareholder Affiliated Person on the date hereof or disclosed after the date of this Agreement to such Shareholder Affiliated Person by or on behalf of the Issuer or its Subsidiaries, provided that the Permitted Recipients agree to keep such Issuer Confidential Information confidential on the same terms that the applicable Shareholder requires with respect to its own confidential information; and provided further that the Shareholder Affiliated Persons and the Permitted Recipients may disclose any Issuer Confidential Information (x) that has become generally available to the public, was or has come into the possession of the relevant Shareholder Affiliated Person or Permitted Recipient on a non-confidential basis without a breach of any confidentiality obligations by such Person disclosing such Issuer Confidential Information, or has been independently developed by the Shareholder Affiliated Person or Permitted Recipient without use of the Issuer Confidential Information, (y) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to the applicable Shareholder, such Shareholder Affiliated Person or Permitted Recipient, or to a regulatory agency with applicable jurisdiction, and (z) as may be required in response to any summons or subpoena or in connection with any litigation or arbitration, provided, in the case of clauses (y) and (z), that such Shareholder, Shareholder Affiliated Person or Permitted Recipient provides prior written notice of such required disclosure to the Issuer and takes all commercially reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.
Article VII

MISCELLANEOUS
Section 7.1
Entire Agreement. This Agreement, together with documents contemplated hereby, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.
Section 7.2
Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other actions as may be required by law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.
Section 7.3
Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be either personally delivered, sent by reputable, internationally recognized overnight courier service (charges prepaid) or sent by email. Notices will be deemed to have been given hereunder when delivered personally or by courier or at the time of transmission when sent by email to the relevant address in this Section 7.3. Such notices, demands and other communications will be sent to the Issuer at the address specified below and to any Shareholder at the address specified on the signature pages hereto, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. The Issuer’s address is:

Birkenstock Holding plc

1-2 Berkeley Square

London W1J 6EA

United Kingdom
Attn: Director Legal Affairs
Email: [***]

with a copy (which shall not constitute written notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Joshua N. Korff, P.C.

Ross M. Leff, P.C.

Zoey Hitzert

Email: [***]

[***]
[***]

Section 7.4
Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any dispute relating hereto shall be heard in the state or federal courts of New York, and the parties agree to exclusive jurisdiction and venue therein and waive any objection based on venue or forum non conveniens with respect to any action instituted therein. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 7.5
Equitable Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the state or federal courts of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.
Section 7.6
Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.
Section 7.7
Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.
Section 7.8
Third Party Beneficiaries. Except as set forth in ARTICLE IV nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties hereto (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties hereto that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.
Section 7.9
Binding Effect. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. No Shareholder may assign any of its rights hereunder to any Person other than a Permitted Transferee. Each Permitted Transferee of any Shareholder shall be subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement. Notwithstanding the foregoing, no successor or assignee of the Issuer shall have any rights granted under this Agreement until such Person shall acknowledge its rights and obligations hereunder by a signed written statement of such Person’s acceptance of such rights and obligations.
Section 7.10
Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.
Section 7.11
Adjustments Upon Change of Capitalization. In the event of any change in the outstanding Equity Securities, by reason of dividends, splits, reverse splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares and the like, the term “Equity Securities” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Equity Securities.
Section 7.12
Amendments; Waivers.
(a)
No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Issuer and a Shareholder Majority, or in the case of a waiver, by either the Issuer if such waiver is to be effective against the Issuer, or a Shareholder Majority, if such waiver is to be effective against the Shareholders; provided that any amendment or waiver that affects the rights or obligations of any Shareholder hereunder in a manner disproportionately adverse to such Shareholder as compared to the other Shareholders shall require the written consent of such Shareholder.
(b)
No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

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IN WITNESS WHEREOF, the parties have caused this Shareholders’ Agreement to be duly executed and delivered, all as of the date first set forth above.

BIRKENSTOCK HOLDING PLC

By:	/s/ Ruth Kennedy
Name: Ruth Kennedy
Title: Director

[Signature Page to Birkenstock Holding plc Shareholders’ Agreement]

BK LC LUX MIDCO S.À R.L.

By:	/s/ Nikhil Thukral
Name: Nikhil Thukral
Title: Manager

Address:

40, avenue Monterey

L-2163 Luxembourg

Grand Duchy of Luxembourg
Attn: Nik Thukral

Dan Reid

Email: [***]

[***]

with a copy (which shall not constitute written notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Joshua N. Korff, P.C.

Ross M. Leff, P.C.

Zoey Hitzert

Email: [***]

[***]

[***]

[Signature Page to Birkenstock Holding plc Shareholders’ Agreement]

EXHIBIT A
FORM OF JOINDER TO SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholders’ Agreement dated as of October 13, 2023 (the “Shareholders’ Agreement”) among Birkenstock Holding plc and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and a “Shareholder” under the Shareholders’ Agreement as of the date hereof and shall have all of the rights and obligations of the Shareholder from whom it has acquired Equity Securities (to the extent permitted by the Shareholders’ Agreement) as if it had executed the Shareholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ ___, 20___

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

AGREED ON THIS [___] day of [____], 20___:

BIRKENSTOCK HOLDING PLC

By:
Name:
Title:

EXHIBIT B
FORM OF DIRECTOR & OFFICER INDEMNIFICATION AGREEMENT